EXHIBIT 99.03

AllianceBernstein
Moderator: Phil Talamo
April 23, 2008
5:00 p.m. EST

OPERATOR:  Welcome to the AllianceBernstein first quarter 2008 earnings review. At this time, all participants are in a listen-only mode. After the formal remarks, there will be question-and-answer session and I will give you instructions on how to ask questions at that time. As a reminder this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host of this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo, please go ahead.

PHILIP TALAMO: Thank you, Donald. Good afternoon everyone. Welcome to our first quarter 2008 earnings review. As a reminder, this conference call is being Webcast and is supported by a slide presentation that can be found in the investor relations section of our Web site at www.alliancebernstein.com/investorrelations.

Presenting our results today is our President and Chief Operating Officer, Jerry Lieberman. Lew Sanders, our Chairman and CEO and Bob Joseph, our Chief Financial Officer, will also be available to answer questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today is forward-looking in nature and, as such, is subject to certain SEC rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page two of our presentation as well as in the risk factor section of our 2007 10-K.

In light of the SEC’s Regulation FD, management is limited to responding to inquiries from investors and analysts in a non-public forum.  Therefore, we encourage you to ask all questions of a material nature on this call. Now I’ll turn the call over to Jerry Lieberman.

JERRY LIEBERMAN: Thank you, Phil and good afternoon to everyone on the call.

Not to belabor an all too-familiar topic but allow me to set the stage for the discussion of our business and financial results with a quick reminder of just how challenging the first quarter of 2008 was in the global capital markets. For the quarter, all six equity indices that we track in our presentation were negative in the high-single to low-double digit range.  While the references of Depression by some in the media are clearly exaggerated, these are the worst performance figures for these indices since the third quarter of 2002, a quarter which included major corporate scandals.

On display 3, you’ll see that all three U.S. equity indices charted here were negative, from 870 basis points for the Russell 1000 value to 1,020 basis points for the Russell 1000 growth.  The Lehman Aggregate Bond index returned a respectable 220 basis points, despite continued turmoil in the credit markets.

The weak performance in non-U.S. markets is shown on display 4. The MSCI Emerging Markets index, which was down by 11%, had the worst performance figures among these three indices for the quarter, with the World and EAFE indices both down around 9%. Additionally, first quarter ’08 is the first quarter in five years in which all three of these major indices posted negative returns.

Display 5 provides a synopsis of our relative performance. Suffice it to say that relative returns trailed benchmarks across virtually all of our services. After a strong fourth quarter in 2007, our Growth equity services underperformed their relative benchmarks in the first quarter of 2008. While to a lesser degree than Growth, Value equity services were also generally below their respective benchmarks for the quarter.  Although generally providing solid absolute returns, our Fixed Income services also trailed benchmarks, even as virtually all our municipal bond services outperformed. Finally, returns for our suite of diversified hedge funds services were negative for the third consecutive quarter, resulting in the funds falling further below their high watermarks. From a portfolio construction perspective, we continue to believe that this is an appropriate time to gradually increase our risk profile, as valuations represent unusual return opportunities. Consequently, our returns were negatively impacted in the first quarter of 2008.

Additional detail on the relative performance of many of our services can be found in the appendix on displays 27 to 36.

My review of changes in assets under management begins on display 6. During the fist quarter of 2008, total AUM fell for the second consecutive quarter, down 8% since the end of 2007. Net outflows were a modest $1.5 billion as $4.4 billion in Retail net outflows were partially offset by net inflows in both Institutional and Private Client channels. Market depreciation, on the other hand, was material, reducing our AUM by nearly $64 billion.

On display 7, you’ll note that market depreciation was also the driver of the decline in total AUM over the last 12 months, as assets fell by 1%. Organic growth for the previous 12 months slowed to 2.3% as $13.9 billion of Institutional net inflows and $5.4 billion of Private Client net inflows were slightly offset by $2 billion of Retail net outflows, while market depreciation was $24 billion. We are seeing evidence of a decline in clients’ appetite for investment services, likely the result of continuing market turmoil.

Display 8 summarizes the changes in AUM by investment service for the three months ended March 2008.  Our Fixed Income services generated $2.0 billion of net inflows along with $2.7 billion of market appreciation. And while our Value and Growth equity services each suffered only small net outflows, they experienced significant market depreciation of $38.7 billion and $25.7 billion, respectively.

On display 9, our Value equity and Fixed Income services produced organic growth rates exceeding 5% for the 12 month period, while Growth equity services saw net outflows of $2.7 billion. Fixed Income was the only service that experienced market appreciation during the period at $9.3 billion. Value and Growth equity services suffered market depreciation of $29.6 billion and $3.2 billion, respectively.

Highlights of our distribution channels begin on display 10. Institutional Investments AUM declined 7% in the quarter. Market depreciation of $39.3 billion was only marginally offset by net inflows, even as clients funded over 100 mandates. Global and International services once again dominated net inflows, comprising approximately 91% of these new services. Notably, 30% of new assets were in Fixed Income services. Our pipeline of won but unfunded Institutional mandates increased by about $2 billion and stands at over $16 billion, with the majority to be funded over the next six months. More than one-third of our pipeline is in defined contribution services, demonstrating the growth momentum we are experiencing with respect to this extremely important opportunity.

As you can see on display 11 our Retail channel had a difficult quarter, as total AUM decreased by 11%, primarily due to market depreciation of $16.1 billion. We experienced net outflows of $4.4 billion, spread almost evenly in the U.S. and non-U.S. markets, primarily in equity services. Also, AUM in our Investment Strategies for Life services decreased sequentially by $1 billion to $23 billion, as net inflows were more than offset by market depreciation.

Turning to display 12, you’ll see that despite continued market turbulence, our Private Client channel produced net inflows, although quite modest compared to recent quarters. Net sales of our Fixed Income services, primarily municipal bond funds, more than offset outflows in hedge fund services. Market depreciation of $8.2 billion, principally due to poor performance in equity services, dwarfed net inflows as total AUM for this channel fell by 7%.

Last quarter, I pointed out that growth in financial advisor headcount would moderate in 2008, affording us the opportunity to leverage the investments we’ve made in this channel during the previous several years.  In contrast to the double digit growth rates we’ve been discussing for the last four years, financial advisor headcount was up only 6% year-over-year.

Our Institutional Research Services channel continues to grow, as shown on display 13. Revenues increased 20% versus the first quarter of 2007, with growth concentrated in the U.S., but our European operations grew as well. Sequentially, revenue grew slightly versus a record fourth quarter in 2007, due to the growth in the U.S.

The increasingly global nature of our firm’s AUM is displayed in display 14. Assets managed on behalf of non-U.S. clients, which are found in the pair of pie charts on the left side of this display, grew by 8% over the last 12 months and assets in our Global and International suite of services, found in the pair of pie charts on the right side of this display, grew by 9%. This growth came even as our firm’s AUM dropped by 1%. Conversely, assets managed for U.S. clients and in U.S.-only services fell by 6% and 13%, respectively. This display is evidence of how our platform has produced global services, distributed to U.S. and non-U.S. clients alike, insulating both our clients’ performance and our assets and revenues from the perils of concentration.

On display 15, you’ll see that our Blend Strategies services AUM stands at $158 billion, up 8% year-over-year. Global and International services were entirely responsible for the growth in Blend Strategies, up 13% versus March 31, 2007, as U.S Blend Strategies services actually fell by 3% during the same period. However, both Value and Growth equity sleeves had disappointing results in the first quarter of 2008, generating a decline of 10% sequentially.

With the recent growth of our stand-alone currency services, we have modified display 16, formerly our Hedge Fund AUM chart, to reflect the total AUM associated with our suite of Alternative Investment Services. The AUM figures on this display are dominated by Hedge Fund services, but now include stand- alone Currency mandates, as well as the invested capital of our Venture Capital Fund. As I mentioned earlier, we experienced a decline in Hedge Fund AUM in the first quarter of ’08, a combination of market depreciation and net outflows. This decline was mostly offset by the funding of a large currency mandate that was in our pipeline at the end of 2007. While the currency mandates we manage today generally command lower base fees than our hedge funds, they do have performance fee attributes that provide comparable aggregate revenue opportunities.

I’ll begin my review of our financial results with revenues on display 17.

Net revenues totaled just over $1 billion for the quarter, down 1% versus the prior-year quarter. Increases in advisory fees and Institutional Research were more than offset by a $78 million swing in net investment losses. Losses on investments related to employee deferred compensation plans represented $58 million of total mark-to-market losses in the first quarter of 2008, compared to mark-to-market gains of $11 million in the first quarter of 2007. You’ll recall that these mark-to-market gains and losses have a corresponding offset in current and future incentive compensation expense, which I will discuss further when I review Compensation and Benefits. The steep decline in Dividend and Interest income, and the corresponding offsetting decline in Interest expense shown near the bottom of this display, were largely the result of the outsourcing of the prime brokerage business we previously provided to our hedge funds, a decision I announced on our fourth quarter ’07 earnings call.

Let’s turn to display 18 for some additional detail behind advisory fees. As you can see in the middle of this display, the 7% increase in base fees for the first quarter of ’08 resulted from an improved fee mix due to the increasingly higher added-value, global nature of our investment services on top of a 4% increase in average AUM. However, a decline in long-only performance fees partially offset the increase in base fees, resulting in a 5% net increase in total advisory fees. From a channel perspective, Institutional Investments and Private Client each contributed about half of the increase in advisory fees, as Retail fees were flat.

Operating expenses detailed on display 19 were essentially flat year-over-year.

I’ll provide some detail on Employee Compensation and Benefits on the next display, but I’ll begin our expense discussion with Promotion and Servicing expenses, which fell by 2%, primarily due to expense controls we have put in place in light of the challenging economic climate.

General and administrative expenses were up 6% versus the first quarter of 2007, primarily driven by higher infrastructure costs to support an increase in headcount. In addition, higher legal expenses incurred to conclude our employee-related arbitrations reduced current quarter earnings $0.04 per Unit. We believe a significant portion of these arbitration costs will be recovered from insurance.

Turning to display 20, Employee Compensation and Benefits fell by 2% to $434 million. Base compensation is actually up 20% versus last year, due to a 12% increase in headcount, most of which occurred in the second half of 2007, and our annual merit increases. As we announced on last quarter’s call, we anticipate a substantially slower growth rate in headcount for 2008. In fact, headcount increased by only five staff- members versus year end 2007 to 5,585.

Incentive Compensation is down 20% year-over-year, due principally to the impact of mark-to-market losses on investments related to employee deferred compensation plans and lower accruals for cash bonuses, reflecting pressure on our operating margin. In first quarter ’08, deferred compensation expense was reduced by $20 million as a result of the $58 million mark-to-market loss I discussed earlier, resulting in a net reduction in earnings per Unit of approximately $0.13 for the quarter. While we fully appreciate the funding implications, as well as the fact that accounting for investments related to employee deferred compensation plans contributes to quarterly earnings volatility, we firmly believe in the merit of the plans, as they align employee interests with those of our clients by having them invest in the same services.

To get a better sense of the significance of our compensation plans, I’ll refer you to our balance sheet on display 37, where we disclose the value of investments related to our deferred compensation plans.  Approximately 80% of these assets are invested in AllianceBernstein mutual funds with the balance in our hedge funds. Our Other Investments category consists primarily of U.S. T-bills held on behalf of our clients.

Finally, Commissions were basically flat as increases in Institutional Research Services and Private Client were mostly offset by declines in our Institutional Investments and Retail channels. The increases in Fringes and Other expenses were caused by higher headcount-related taxes and insurance expenses.

The summarized income statement on display 21 shows that operating income declined by $13 million, or 5%, and our operating margin declined by 90 basis points to 26.5%. These relatively modest declines were achieved through ongoing expense management initiatives, which helped mitigate the adverse impact of the higher employee-related legal expenses and the mark-to-market investment losses I discussed previously. Finally, income taxes increased by $7 million, or 31%, as income generated outside the U.S., where tax rates are generally higher, continues to grow as a percentage of consolidated income.

The Holding company’s share of AllianceBernstein’s earnings is shown on display 22. Holding’s 33.1% share of the operating partnership’s earnings were $82 million in the first quarter of 2008, versus $88 million in the same quarter last year, resulting in Net Income after taxes of $72 million. Diluted Net Income and Distributions per unit of $0.83 represent a 9% decrease versus the prior year.

In conclusion, as the economic turmoil and resulting adverse impact on the global capital markets continues, our focus on servicing our clients, investing in strategic initiatives vital to our long-term growth and controlling expense growth have all intensified. Our ability to deliver on these efforts underpins our long- term success, and therefore the success of all of the stakeholders of AllianceBernstein.

And now, we’ll open up the line for your questions.

OPERATOR: Thank you. As a reminder, if you would like to pose a question, press star then the number one on your telephone keypad. Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions. We welcome you to return to the queue to ask follow-up questions.  It is AllianceBernstein’s practice to take all questions in the order in which they are received and to empty the queue before ending the call.

Thank you. Our first question is coming from William Katz from Buckingham Research.

WILLIAM KATZ:  OK. Thank you. Good afternoon. A couple of questions, I guess.  The first one is looking at some of the appendices related to the relative performance. I’m curious, how much potential there is for a snap back geared to just an improvement in the macro environment versus what seems to be a little bit of a headwind building in some of the more short-term performance? How well, particularly Institutional channel and maybe in the Retail and Private Client channel, do investors appreciate the repositioning that’s going on and maybe affecting some of the relative performance?

LEW SANDERS: Bill, I’ll take that question.

WILLIAM KATZ: Hi, Lew.

LEW SANDERS: I think our clients Institutionally and in the Private Client space and the gatekeepers in the Retail channel all understand well our investment strategies in our key services. I think you know that we pride ourselves as a firm on our communication abilities. It’s something we emphasize highly. And the amount of information and color that we’ve provided about the increases in skewness, if you will, the increase in wager range that we have put in the portfolios in Growth, Value and Fixed Income during this period where risk premia suggests that one should move in that direction, I think have been very well supported and well received. And in the period in April where risk premia fell and our performance reflected those wagers, the returns thus far in the month have been quite strong.

WILLIAM KATZ: OK. That’s helpful. And then the second question just comes back to the discussion on the high water marks, the alternative products and so forth. I just want to confirm that last year you were accruing related compensation on a quarterly basis but almost like a cash accounting, if you will, on the potential for the revenues. Is that the same accounting as we think about this year? And as a result of that, if you don’t see a more decisive recovery in the performance, would one expect to see some kind of true-ups as we go through the year on the comp line as well?

JERRY LIEBERMAN: I think you’re already seeing it in the first quarter. As I mentioned, part of the reason that you see a decrease in our incentive compensation quarter-versus-quarter was obviously due to the mark-to-market. But another piece that I pointed out indeed Bill, was a decrease in the accrual for bonuses.

WILLIAM KATZ: Terrific, thank you.

OPERATOR: Thank you. Our next question is coming from Craig Siegenthaler from Credit Suisse.

CRAIG SIEGENTHALER: Thanks for taking my call. First, just a macro one for Lew. Lew, can you provide us some perspective on changes in product demand levels in the institutional marketplace?  Specifically, what are you seeing with defined benefit plans and endowments? Are they re-thinking their overweight positions in cash and possibly thinking about allocating back towards global equity, emerging market alternatives in the next quarter or two?

LEW SANDERS: Well look. I think the best measure of the trends in asset allocation are the relative growth rate in money market assets over the last 12 months and on that score, during the first quarter it was stunningly large. I’m sure you’re familiar with the data. But in the last 12 months in the United States balances in those services grew by $1 trillion and they were up 45% year-over-year. So it’s evident that the overwhelming share of cash flows have moved to a defensive stance at least through March.

Now, on your question about the appetite, however, if you were seizing the moment given the emergence of high risk premia and therefore high expected returns both in equities and throughout the fixed income markets, save governments, there is an interest and I wouldn’t describe it as a burgeoning one. Clients do recognize that the setting presents interesting opportunities and I think that there’s thus a latent demand for more active services and a redeployment of all of that liquidity as market conditions in the period ahead, but with unpredictable timing, relieve some of the anxiety that has led to these defensive postures. Through the first quarter, however, as is evident from the cash flow, there’s very little of that. In the Retail channel, and this is data that I know you all cover carefully, the move to defensiveness was definitive in the first quarter as it saw significant net redemptions in the industry both here and abroad and an overwhelming share of cash flow going into money market funds.

JERRY LIEBERMAN:  Just to remind everybody, we made a decision four years ago to get out of the cash management business so we’re not seeing any offset in any of this movement.  We’re not able to capture it on the one hand, and on the other hand, I don’t think we regret that decision at all.

LEW SANDERS:  Not at all.

CRAIG SIEGENTHALER: Thanks, Lew. And then, Jerry, just an accounting one that maybe you can handle. On the Investment Gain and Loss line, the deferred compensation portfolio, in a normal market, let’s say 2% up per quarter in the equity markets, backing to what the disclosure gave me I’m getting to about $15 to $20 million per quarter, which is kind of a fair range I’m guessing.  Can you comment on that at all? And also can you give us any color on the underlying asset size to generate those fees in terms of the size of those assets and in terms also of the asset class?

JERRY LIEBERMAN: We actually made a point, Craig, of giving the assets that we hold for these plans a separate line on the balance sheet this quarter for the first time and it will give you a sense of the size. Not all of those assets are unvested, some of those are vested so the impact is reversed in the same quarter. You’re a little bit high on the number; it’s closer to $10 than it is $20 but your thinking is right.  Over normal markets it goes up and as long as we’re a growing concern there’s actually a benefit on our P&L.

CRAIG SIEGENTHALER: Got it.

LEW SANDERS: And Craig on your question, as you look at the aggregate assets that we report in deferred compensation plans, note that the overwhelming share is in equity-type services.

CRAIG SIEGENTHALER: Got it. And that’s the $664 million?

JERRY LIEBERMAN:  That’s right, which represents, assets that we’ve purchased on behalf of our employees for both vested and unvested deferred compensation that they’ve left with the firm and haven’t taken. We give our employees an opportunity to push out the income recognition for tax purposes so some of those assets are there at the employee’s choice.

CRAIG SIEGENTHALER (ph):  OK. Great. Thank you very much for taking the questions.

JERRY LIEBERMAN: You’re welcome.

OPERATOR: Thank you. Our next question is coming from Cynthia Mayer from Merrill Lynch.

CYNTHIA MAYER: Hi, good afternoon. On the hedge fund, I’m wondering if the high water marks reset after a year or two are are they permanent?

LEW SANDERS:  They’re ongoing Cynthia.

JERRY LIEBERMAN:  We’re going to have to earn our way out.

CYNTHIA MAYER: OK. And then I think you said expense controls intensified given the environment.  I don’t know if you meant that you’ll be doing something differently this quarter and coming quarters than in 1Q, but I was hoping you could talk a little about that.

JERRY LIEBERMAN:  No, I think we have taken a pretty aggressive look at this. We have identified investment initiatives that we’re still funding. What should happen over the year is you’ll see a little bit more bite of this as we get into the year. Some of these things just take time to reflect in the P&L but we pretty much have taken the steps that we’ve taken and we’re seeing, in the out-of-pocket areas of spending the types of trends that we were looking for.

LEW SANDERS: I want to add Cynthia, on that score, that we haven’t sacrificed any of our new service initiatives, most particularly our efforts to bring guaranteed withdrawal benefits to defined contribution plans, our efforts to build a presence in the institutional solution space and the LDI arena, and our product efforts in some innovative beta management strategies. All of those are ongoing, there have been no cutbacks whatsoever and there won’t be.

CYNTHIA MAYER: OK. Thanks.

OPERATOR: Thank you. Our next question is coming from Mark Irizarry from Goldman Sachs.

MARK IRIZARRY: Great, thanks. When you look at the release, obviously, it seems that you don’t expect the organic growth firm wide to come back until the capital market volatility sort of subsides. And then you line that up with the pipeline of $16 billion, with many opportunities on the DC side, and with some new services that are on the come, if you will. You know it’s implicit in that that you expect that the retail channel is going to remain at about Q1 levels.  And if you can, have you seen anything in April that’s contrary or convinces you that that’s the case?

LEW SANDERS:  Well, I think, what we’re reflecting on Mark is that especially in retail, which, has a long history of cash flows, and a trend following character. They don’t respond immediately to improved market conditions, they do so with a lag, after people observe success for a while, and anxiety falls and they respond accordingly.

So yes, our commentary about future period organic growth reflects those observations.

MARK IRIZARRY: And how about April, any sign of continuing trends or differences?

LEW SANDERS:  I would say April shows no noteworthy change.

MARK IRIZARRY : OK. Great, thanks.

OPERATOR: Thank you. Our next question is coming from Chris Spahr of Deutsche Bank.

CHRIS SPAHR: Good evening.  I was just wondering if you can explain the increase or the record levels in institutional revenues. Was it pricing or volume or share gains?

JERRY LIEBERMAN: The latter two, unfortunately not the former. We haven’t seen a pricing gain since I have been with the firm. But we are getting some share gains and what’s interesting, Chris, is the gains have been in the U.S. For a while, a lot of our growth was coming outside the U.S. and we’re actually seeing gains here in the U.S. and we’re feeling pretty good about it. We love our product. We have a strong sales force and we’ve invested significantly in our trading functionality which has come out to have a nice payback. So we’re feeling quite good about the sell side business which, as you know, is a tough one.

CHRIS SPAHR:  Thank you.

OPERATOR: Thank you. Our next question is coming from Robert Lee of KBW.

ROBERT LEE: Thanks. Good afternoon, everyone. I have a quick question on the Private Client business. If I go back and look historically to the bear market in ’01, ’02, ’03, business, despite a pretty difficult environment for a couple of years, did a pretty good job of generating organic growth, obviously off of a much smaller asset base but the proportionality was pretty strong. I’m just curious, do you think in some way, that business may have changed to the extent that maybe it’s more susceptible now than it was even to dislocations in the market? While clearly, I would expect the difficult environment to have some impact, I was just wondering maybe if it’s a less experienced sales force than you had back then and any concerns that may be some of the products or strategies weren’t being marketed correctly?

LEW SANDERS: Well, it’s actually the opposite. If you study the performance of that business, you’ll find that in the year 2000, reflecting very turbulent relative returns and a hostile absolute return environment, that business was in net redemptions. If you go back to 1990, the prior turbulent time in the global capital markets, it was that long ago, the business was also in net redemptions which we recovered from before too long in both cases. You’re reflecting more on the success of that recovery in ’02, ’03, ’04, as opposed to the performance in the year 2000 and it was a similar pattern in 1990. By 1992, the business was on firm footing and growing strongly. Here we are in a highly turbulent condition in the current setting and the business is actually still growing, even if quite slowly. I judge that to be a substantial improvement in its resiliency as opposed to any evidence of deterioration. And just as I noted with Mark, during the next period where client concerns begin to recede, we would anticipate our growth rate would accelerate once again.

ROBERT LEE : That’s helpful, thank you.

OPERATOR: Thank you. We now have a follow up question from William Katz of Buckingham Research.

WILLIAM KATZ: Thank you. Just two questions. The first one is just given some of the volatility that seems to be creeping globally, any thoughts of sort of reallocating expenses, and/or capacity back to the U.S.? And then the second question is given the volatility you’re seeing in this deferred compensation plan now for a number of quarters, just wondering how that’s resonating with the rank and file? And is there any sort to systematic thoughts to somehow hedge that to the benefit of the employees?

LEW SANDERS: Bill, can I ask you to clarify part A of that two part question?

WILLIAM KATZ: Well you see some of these global markets down 15-30% in Q1, and it’s coming off of three or four years of just stellar growth. You just wonder if the incremental growth opportunity might be stronger in the United States and as a result, if you’d be thinking about realigning any of your growth initiatives or costs, ect., to maybe take advantage of some of that, maybe more of a domestic push going forward.

LEW SANDERS:  I think that it’s an interesting observation you make. But I think the way to think about this firm, and I would argue the way one should think about the capital markets, is that these regional boundaries that we’ve historically imposed are artificial. The capital markets are largely sector and industry based in valuation and risk attribution today as opposed to regionally based. The capital moves across the globe as relative opportunity surfaces and we don’t need to restructure the company to accomplish that -- we already have. If you look at the mandate designs that have become increasingly popular in our firm, they give us that authority. In addition, we define the research problem as a global problem, so the infrastructure necessary to execute on our product mission will always be global and your investments may concentrate in one part of the world or another, better put in one industry, or another that has a regional focus. But you don’t need to restructure the company to take advantage of those opportunities. And I would argue that that flexibility is one of the key advantages that global mandates provide and is the future of the industry.

Now, on this point about the deferred comp plans and the volatility that they produce, look, I mean if you’re an investment professional and you don’t understand that the capital markets are volatile, well, I think, we need an educational initiative here to bring you up to curve.

No, I think this is well understood. To me, by far and away as Jerry said in his formal remarks, the value of this is alignment with our clients. As you can see from what we reported, there’s over $600 million of deferred comp invested in client services right along side the client who deserves our undivided attention and that alignment ensures it.  I’ll add too, although it doesn’t affect the P&L, there’s more than $500 million invested in firm services and our 401(k) plan. So in aggregate, we have more than $1 billion of employee money invested alongside clients. It is, in my judgment, among the most important cultural features of this firm.

WILLIAM KATZ: OK. That’s helpful, thanks so much.

OPERATOR: Thank you.  We now have a follow up question of Cynthia Mayer from Merrill Lynch.

CYNTHIA MAYER: Hi, thanks. Since Fixed Income is getting decent flows here, do those on the Institutional side tend to receive performance fees?  And I assume the base fees are lower, in other respects would they be the same?

JERRY LIEBERMAN: Some do Cynthia but it’s not as strong or as strong of a trend that we saw in the equity services.  And as we mentioned on calls in the past, if the clients want to, we’re fine with that.  We feel that if a client wants to change, as long as we are able to realize total fees consistent with what our mandate calls for, we’re fine with it. So we’re seeing a little bit a of a trend that way, but not a heavy one.

CYNTHIA MAYER: Right. And on the DC assets you’re expecting what styles are attracting those or is it really sort of the full suite with the asset allocation overlay?

LEW SANDERS:  It’s mostly, Cynthia, the latter, but there are also mandates where we were hired as a sleeve manager for an active role in the portfolio that includes, of course, other managers. But our CRS platform, our customized retirement solutions platform is really what’s driving the firm and the target date design that that includes, which, I think you know from your knowledge of the firm and others on the call know, is a very flexible design that can include all of our services or just a subset. It can be active or it can be passive but in all cases, we manage the asset allocation.  And it’s on that platform that we will bring the guaranteed withdrawal benefit, which we’re hoping will differentiate it in a material way. Our goal remains to bring that to the market in the second half.

CYNTHIA MAYER: The guaranteed benefit?

JERRY LIEBERMAN:  Yes, probably towards the middle, if not the latter part of the second half.

CYNTHIA MAYER: OK. Thanks.

OPERATOR: Thank you. We now have a follow up question from Craig Siegenthaler of Credit Suisse.

CRAIG SIEGENTHALER: Thanks a lot. On previous calls you’ve given us pretty good color on your hedge funds assets in terms of looking at the $9.6 billion and what percentage of it is generating or actually is above high water marks, what percentage of it is actually relative to a long-only benchmark like a spread above LIBOR and how they kind of rank. Can you kind of break that up for us in those three buckets?

JERRY LIEBERMAN: Do you want to do it?

LEW SANDERS: I don’t know that we can provide the kind of granularity that you just asked for. I think what was clear was through the end of Q1, based on Jerry’s remarks, that these funds were meaningfully below high water marks. I will report to you that there was quite a strong recovery in April but we still have a ways to go before we are in a position where a substantial fraction of those assets will be in an incentive fee position. And our expectations are we’ll eventually get there. The alpha opportunity in those services, as you might imagine, given the elevated risk premia in the capital markets are, in our judgment, impressive and should eventually turn to both absolute and relative returns.

CRAIG SIEGENTHALER: Thanks. And then actually just a follow up on the previous question. You’re getting into some of the variable annuities, what insurance companies are going to offer these products? And also, are you going to offer a GMWB for life? Or is this just strictly a GMWB?

LEW SANDERS: This is a very simple withdrawal benefit that defines the high water mark as the basis of the benefit and the plan participant will be able to draw a fixed percentage of that for life. So it’s not a fixed income annuity, it’s rather a variable annuity with a defined rate of withdrawal based on high water marks. If you think about the character of that guarantee, it accomplishes two very important things from the perspective of planned participants. Firstly, they can no longer run out of their money if they happen to have a long life, a major fear of most retirees who are not wealthy. And secondly, they don’t have to worry about the next bear market undermining their wealth because it’s the high water marks that actually control the rate of withdrawal. It’s a very simple idea and there are no surrender charges and no complications if you die early, unfortunately, and if there is principle left it goes to your estate. You can withdraw from the program at will. It’s a very flexible program. It can be explained in a paragraph and as a result, it will be very low cost by the standards of what has been typically the kind of burdens that annuitization has put to retirees.  I mean very low cost relative to those figures, which is the essence of this innovation. And so it’s on those grounds that we hope that it will make quite a difference in the marketplace, when we hopefully bring the commercialization later this year.

JERRY LIEBERMAN:  And our thought here Craig is that we’ll end up with an open architecture on the insurance companies. If you’re a trustee sitting over a plan, you’re not going to want to have all of your employees guarantees with one firm so we’re talking to several. There are two, in particular, that will probably be the leaders in here but we think over time, both, whether we’re offering this or other firms enter into these services, this will be an open architecture just like the assets under management will be an open architecture.

LEW SANDERS: And on that score, which is a very crucial feature, especially for large plans, we’ve designed this offering such that you can easily add at launch, and then later, multiple carriers to diversify the insurance risk both at the participate level and for the plan in aggregate. Now, I want to emphasize that these are a set of expectations.  We’re hopeful that we’ll be able to accomplish all of this but it isn’t actually yet in the marketplace.

CRAIG SIEGENTHALER: All right, great, thanks a lot.

JERRY LIEBERMAN:  Sure.

OPERATOR:  Thank you. And now a follow up question from Mark Irizarry of Goldman Sachs.

MARK IRIZARRY: Great.  This may be a tough one for you, Lew.  Historically, if you look back at 2000, you did refer to that as the period where maybe we’re in a similar sort of retail flow pattern in terms of what the market volatility looks like, what was the experience in terms of sales versus redemption rates?  I think if I look at this quarter, it looks like you had an up tick in both. Can you put any historical perspective on which one, if any, would move first? Thanks.

LEW SANDERS: Actually, what’s really happened, and what happened in prior cycles, is that the flows were impacted from both sides, which is gross sales slowed and redemption rates increased. Post 2000, especially in Growth services, there was a dramatic such shift that persisted for years. In the Private Client channel, these shifts, as I outlined, were more subtle but they were still quite noticeable. A similar pattern, although more subtle on the redemption side, has surfaced so far this year. The principle change if you look at our financials is in gross flows, as opposed to a meaningful up tick in redemptions. In offshore mutual funds, I think there’s one noticeable increase in redemptions, especially in Asian fixed income which is very typical of that particular geography.  But if you think about the company much more broadly and you annualize, let’s say Q1 growth versus outflows, I think you’ll see that most of the change in flows is on the gross level, gross inflows and so our expectations are, once again, that as capital market conditions improve in some uncertain timeframe, with a lag, gross flows will respond.

MARK IRIZARRY: And, your redemption rate, I think, probably a large part is in your control in terms of explaining your process and having folks sort of stick with you, and you’ve done a good job of, you know, getting that message out there in terms of your performance. But is there anything that you can do to accelerate sales even in a tough environment? Or alternatively some of the P&L tightening, how do you sort of balance cutting off, you know, some muscle and managing expenses?

LEW SANDERS: Well, you don’t cut any muscle. I mean that’s just so short sighted, but there are opportunities and Jerry has, without being very specific, made it clear that we have any number of initiatives around controllable expenses. And I think you can see in Q1’s results that they’ve already born fruit. But they don’t involve any pruning of either our distribution footprint or the initiatives that we think are central to continuing to move ahead, with important product initiatives, and won’t, even if conditions get more hostile and that means the margins come under still greater pressure. It would just be a fool’s errand to manage the company that way.  As to stimulating sales, you know, look, I think the way you succeed in this business is not to define your relationship with clients quite that way. You need to be a trusted advisor to the clients that you serve and that doesn’t mean that you ever push products because the market conditions suggest that you “need to” for financial reasons, you should never do that. Instead, you sustain a relationship with clients during turbulent times and they remember you for the support. They remember you for the clarity that you brought to all of the turbulence. They remember you for saving them, if you will, from making inappropriate choices, as so many clients do, even institutional clients, during times of hostile market conditions, and that rebounds to your market share later, and that’s how we’re managing ourselves through this one.

JERRY LIEBERMAN:  And again, just to emphasize Lew’s point earlier, so far what we’ve seen is a decrease in new money coming in rather than redemptions going out and the stickier money is both with our Private Client and Institutional Channels where we’re closer to the clients. The retail channel is a little bit harder because our communications are with intermediaries.

OPERATOR: Thank you. And now a follow up question from Robert Lee of KBW.

ROBERT LEE: Thanks. I was curious, can we get some color on the Fixed Income flows? It seems to be, as you point out, a place where you’re seeing some success.  Is it coming across a broader range of strategies or are there one or two, in particular, that seem to be drawing a lot of attention? And, as you mentioned it’s a good time to start taking some risk, have you started to see that reflected, at least, in Fixed Income in terms of the investor’s choices?

JERRY LIEBERMAN:  Yes, to all of the above. So let me start within the Fixed Income. It’s been mostly in our global services and, you’ll recall, it had to be about two years ago when we actually saw this coming.  We made investment in the research and we felt very good about these services, and we thought we’d make a difference to bring some added value in performance, and we’ve been servicing and selling this globally. So it’s global, primarily global services sold globally.

And I’m sorry, the second half of your question had to do with …

ROBERT LEE: Well, I’m curious if you’re seeing a move away from a core bond type product and more into a riskier, higher yield type product?

JERRY LIEBERMAN: Well, this goes back to Lew’s comments earlier in that we see opportunity in premia growing across all of our services, and we are gradually moving to take advantage of that in Growth Equity and Fixed Income.

LEW SANDERS: And actually, in a specialized service which defines its mandate as all assets, including Equities, Fixed Income, synthetics, asset-backed and perhaps even real property as co-investor, in a fund that focuses in the heart of the storm where there is premia. But that’s something that we are in the process of assembling now. But I wouldn’t, you know, cite it as material to a company of our scale. But, I think, it’s important to our brand equity and also highly synergistic from a research perspective with our mainstream services.

ROBERT LEE: Great, thank you.

OPERATOR: Thank you. There appears to be no more questions at this time. I would now like to turn the floor over to the host for any closing comments.

PHILIP TALAMO:  Thanks everyone for participating on our call. As always, feel free to call the investor relations team if you have any further questions. Enjoy the rest of your evening.

OPERATOR:  This does conclude today’s AllianceBernstein call. You may now all disconnect.

END